EXHIBIT 23.5

[LETTERHEAD OF KPMG LLP]

Consent of Independent Registered Public Accounting Firm

The Board of Directors
National Commerce Financial Corporation:

We consent to the incorporation by reference in the registration statement on Form S-4 of National Commerce Financial Corporation of our report dated January 23, 2004, with respect to the consolidated balance sheets of National Commerce Financial Corporation as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows, for each of the years in the three-year period ended December 31, 2003, and to the references to our firm under the headings "Experts" in the registration statement. Our report refers to the fact that the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets effective January 1, 2002.

/s/ KPMG LLP
Memphis, Tennessee
May 28, 2004